Exhibit 16.1
May 28, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated May 18, 2010, of Tronox Incorporated and we do not agree with the description of the events reported in the second paragraph. On or about May 5, 2009 we advised the Company and the Chairman of the Audit Committee that we did not believe a sufficient reconciliation had been performed between indications that the environmental and other contingent liability reserves may have been understated (as reported by the Company on Form 8-K on April 13, 2009) and the Company’s previous accounting and reporting for those reserves. Such reconciliation would have provided information with respect to the adequacy of internal controls including disclosure controls and the possible need to restate previously issued financial statements. As of this date we are unaware if such reconciliation has been performed. On May 5, 2009, the Company reported on Form 8-K that the 2007 and prior audited financial statements should no longer be relied upon. Without the reconciliation as referred to above, we were unable to agree that the Company had a sufficient basis to determine that the 2007 and prior financial statements should no longer be relied upon. We agree with the statements made by the Company in the first sentence of the third paragraph regarding our report on the 2007 financial statements as originally issued. Further, since we have not performed an audit of the Company’s financial statements since 2007 we have no basis to agree or disagree with respect to the statements made by the Company in the third paragraph covering the fiscal years ended 2008 and 2009 and the period through the date of this report.
/s/ Ernst & Young LLP